Exhibit 99.1

Catalyst Pharmaceuticals Announces Appointment of William T. Andrews, MD, FACP as Chief Medical Officer

Gary Ingenito, MD, PhD is retiring from Catalyst after a successful career

CORAL GABLES, Fla., June 2, 2025 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today announced the appointment of William (Will) T. Andrews, MD, FACP as Chief Medical Officer. Dr. Andrews will report directly to the Company’s President and Chief Executive Officer, Richard J. Daly, and will serve as a member of the Company’s executive leadership team. He succeeds Dr. Gary Ingenito, who is retiring after a successful career and will support the transition in a consulting capacity.

“We are pleased to welcome Dr. Andrews to Catalyst. In addition to his foundational work in clinical practice in some of the country’s most prestigious hospitals, he brings significant experience in biopharmaceuticals to this role,” said Richard J. Daly, President and Chief Executive Officer, Catalyst. “This is an exciting time to join Catalyst as we work to continue our exceptional financial performance that underscores the strength of our commercial strategy and the growing demand for our differentiated therapies that help patients live healthier lives.”

Dr. Andrews brings 24 years of global biopharmaceutical experience across clinical development, medical affairs, corporate strategy and transactions, medical and commercial strategy and business development to Catalyst. Dr. Andrews has worked with both drugs and biologics across multiple therapeutic areas and through all phases of development. His primary area of expertise is in rare diseases, having spent 18 years in this space. Since 2023, Dr. Andrews was the President, CEO and co-founder of Lighthouse Bio, a biopharmaceutical start-up focused on rare disease asset acquisition with the goal of new company formation. Prior to Lighthouse Bio, he was the principal and founder of Aletheia Lifesciences, a biopharmaceutical consultancy that delivered corporate strategic as well as clinical and medical consulting. Before founding Aletheia, Dr. Andrews served as a Chief Medical Officer for Flexion Therapeutics, Akcea Therapeutics and Acer Therapeutics, as well as serving in roles of increasing responsibility at various other biopharmaceutical organizations.

Dr. Andrews began his career in clinical practice with Harvard Vanguard Medical Associates and Brigham and Women’s Hospital. He also served as Clinical Faculty of Internal Medicine, Harvard Medical School, and Attending Physician in Internal Medicine, Brigham and Women’s Hospital. He received his Bachelor of Arts degree in biology from Harvard University and his Medical Degree from Yale University School of Medicine.

“We would like to thank Dr. Gary Ingenito for his incredible service to Catalyst over the past ten years and congratulate him on his formidable career in the biopharmaceutical industry,” continued Daly.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence while actively seeking to expand its global commercial footprint through strategic agreements. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the 2024 fiscal year, Catalyst’s Quarterly Report on Form 10-Q for the first quarter of 2025, and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

ir@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com